EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces the Acquisition of Triumph Learning, LLC

Acquisition strengthens Instruction & Intervention offering and provides a broader assortment of print and digital K-12 resources, instructional materials and effective literacy programs

GREENVILLE, Wis., August 21, 2017 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, announced today that it has reached a Definitive Agreement (the “Agreement”) to acquire leading educational content company, Triumph Learning, LLC.

Triumph Learning is a publisher of state-specific test preparation, and supplemental and intervention curriculum products for the K-12 education market. For over 25 years, Triumph Learning’s flagship product, Coach, has been utilized throughout education, providing educational facilities and teachers with hands-on test preparation books for ELA, Math, Science and Social Studies, with materials customized to state-specific best practices, along with a comprehensive series of supplemental and intervention resources for Math, ELA and Science. Solutions are delivered through multiple platforms, including both print and digital, as well as through third-party platforms and applications. Triumph Learning estimates that over the past three years, its products have been used by approximately 6 million students in 29,000 schools across the United States.

Joseph M. Yorio, President and Chief Executive Officer, stated, “Our strategy to build value is based on both organic growth and the pursuit of trusted brands and companies that enhance our offering and reinforce our value proposition. With the acquisition of Triumph Learning, we gain immediate access to a vast amount of proprietary content in areas that can be leveraged in both current and new products to accelerate our growth plans in the coming years. They have comprehensive content and publishing expertise that enable them to address continually evolving state-specific best practices. Coupling this with their strong selling organization, emerging digital presence and their highly-regarded Coach brand makes us very excited about this opportunity.”

Mr. Yorio continued, “Triumph Learning’s products are very complementary to our current offering and others that we intend to bring to market, as we expand in the Instruction & Intervention category and in areas such as reading comprehension, writing and math. There are also tremendous synergies beyond just existing products. Together, we will have a stronger product development team, a broader and more effective selling organization and extended customer reach. This will enable us to deliver a true blended learning solution to our customers.”

School Specialty believes this acquisition will be accretive to its bottom-line results in the first year, post-acquisition and the transaction was funded entirely with availability on the Company’s existing credit facilities. While operating and other general and administrative synergies will be achieved as Triumph Learning’s operations, personnel and systems are integrated into School Specialty, the Triumph sales and product development teams will become part of the newly formed Instruction & Intervention category, which focuses primarily on the supplemental learning market.

The Company expects to file a Form 8-K in accordance with Securities and Exchange Commission regulations this week. East Wind Advisors acted as exclusive financial advisor to Triumph Learning in this transaction.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products. Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well. SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics. For more information about School Specialty, visit www.schoolspecialty.com.

About Triumph Learning, LLC

Triumph Learning, LLC, is a leading educational content company based in New York City and publisher of print and digital K-12 resources, state-specific best practices aligned instructional materials and effective literacy programs, serving more than 6 million students in 36,000 schools in 2013. For over two decades, Triumph Learning has been offering research-based supplemental and test preparation resources, robust teacher support, and professional development opportunities to accelerate learning. Triumph Learning is committed to serving all students with a mix of interactive digital tools such as Readiness and innovative student texts with products such as Support Coach, 2015 Teacher's Choice Award winner, and Performance Coach for test success. For more information about Triumph Learning, visit www.triumphlearning.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 31, 2016, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contacts:

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.Bohr@schoolspecialty.com

Kevin.Baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor Relations Contact:

Glenn Wiener, Investor Relations

Gwiener@GWCco.com

Tel: 212-786-6011